Exhibit 99.77(i)


                              Form N-SAR, Item 77
                              for ING SERIES FUND
                               (the "Registrant")
                                  on behalf of

                  (each a "Fund" and collectively the "Funds")


ITEM 77I - Terms of New or Amended Securities

At the September 13, 2012 Board meeting, the Board of Directors of ING Series Fund, Inc. approved the establishment of Class R6 Shares on behalf of ING Large Cap Growth Fund and ING Small Company Fund. Class R6 shares are sold without a front-end load and are not subject to a CDSC.